EXHIBIT 16

                LETTER REGARDING CHANGE IN CERTIFYING ACCOUNTANT



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              [LaFrance, Walker, Jackley & Saville, LLP letterhead]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Pursuant to 17 C.F.R. ss.228.304(a)(3), we have reviewed the language under the heading "Item 4. Changes in Registrant's Certifying Accountant" in the Current Report on Form 8-K, dated March 17, 1998, to be filed with the Securities and Exchange Commission by SFSB Holding Company. We agree with the statements contained therein. However, aside from the receipt of notification of such action, we have no basis for making a determination whether the board of directors met concerning this matter.


LaFrance, Walker, Jackley & Saville, LLP

/s/ LaFrance, Walker, Jackley & Saville, LLP


March 23, 1998
Bridgeville, Pennsylvania